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                                                                    EXHIBIT 99.3

                      QUARTERLY REPORT FOR THE PERIOD ENDED
                               SEPTEMBER 30, 1998


                    DIRECT BROADCASTING SATELLITE CORPORATION

             COLORADO                                    84-1328967
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)


        5701 S. SANTA FE DRIVE
          LITTLETON, COLORADO                              80120
(Address of principal executive offices)                 (Zip code)

                                 (303) 723-1000
                     (Telephone number, including area code)

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                                  TABLE OF CONTENTS

                            PART I - FINANCIAL INFORMATION


Item 1.  Financial Statements

         Condensed Balance Sheets -
             December 31, 1997 and September 30, 1998 (Unaudited)........................      1

         Condensed Statements of Operations for the
             three and nine months ended September 30, 1997 and 1998 (Unaudited).........      2

         Condensed Statements of Cash Flows for the
             nine months ended September 30, 1997 and 1998 (Unaudited)...................      3

         Notes to Condensed Financial Statements (Unaudited).............................      4

Item 2.  Management's Narrative Analysis of Results of Operations........................      7

Item 3.  Quantitative and Qualitative Disclosures About Market Risk......................   None


                                PART II - OTHER INFORMATION

Item 1.  Legal Proceedings...............................................................      *

Item 2.  Changes in Securities and Use of Proceeds.......................................      *

Item 3.  Defaults Upon Senior Securities.................................................      *

Item 4.  Submission of Matters to a Vote of Security Holders.............................      *

Item 5.  Other Information...............................................................   None

Item 6.  Exhibits and Reports on Form 8-K................................................    N/A


    DISH NETWORK-SM- IS A SERVICE MARK OF ECHOSTAR COMMUNICATIONS CORPORATION.

-----------------
* This item has been omitted pursuant to the reduced disclosure format as set forth in General Instructions (H)(1)(a) and (b) of Form 10-Q.

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                    DIRECT BROADCASTING SATELLITE CORPORATION
                            CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                DECEMBER 31,      SEPTEMBER 30,
                                                                                    1997              1998
                                                                               --------------------------------
                                                                                                   (Unaudited)
ASSETS
Current Assets:
   Cash and cash equivalents ................................................  $       -           $      46
   Other current assets .....................................................          7                 193
                                                                               -----------------------------
Total current assets ........................................................          7                 239
EchoStar III ................................................................     92,408             120,479
FCC authorizations ..........................................................     18,504              18,157
                                                                               -----------------------------
     Total assets ...........................................................  $ 110,919           $ 138,875
                                                                               -----------------------------
                                                                               -----------------------------
LIABILITIES AND  STOCKHOLDER'S EQUITY
Current Liabilities:
   Trade accounts payable and accrued expenses ..............................  $     545           $     768
   Advances from affiliates, net ............................................     30,601              67,347
   Current portion of notes payable .........................................      2,961               3,135
                                                                               -----------------------------
Total current liabilities ...................................................     34,107              71,250
Other notes payable, net of current portion .................................     11,351               9,548
Notes payable to ECC and accumulated interest ...............................     54,597              58,497
                                                                               -----------------------------
     Total liabilities ......................................................    100,055             139,295

Commitments and Contingencies

Stockholder's Equity:
   Common Stock, $0.01 par value, 1,000 shares authorized, issued and
   outstanding ..............................................................          -                   -
   Additional paid-in capital ...............................................     16,324              16,324
   Accumulated deficit ......................................................     (5,460)            (16,744)
                                                                               -----------------------------
Total stockholder's equity ..................................................     10,864                (420)
                                                                               -----------------------------
     Total liabilities and stockholder's equity .............................  $ 110,919           $ 138,875
                                                                               -----------------------------
                                                                               -----------------------------


            See accompanying Notes to Condensed Financial Statements.

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                    DIRECT BROADCASTING SATELLITE CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (In thousands)
                                   (Unaudited)

                                         THREE MONTHS ENDED SEPTEMBER 30,     NINE MONTHS ENDED SEPTEMBER 30,
                                         --------------------------------     -------------------------------
                                             1997                1998             1997               1998
                                         --------------------------------     -------------------------------
Revenue ...............................   $      -           $      -           $      -           $      -

Expenses:
   Satellite and transmission .........          -                310                  -                310
   Depreciation and amortization ......          -              2,040                  -              6,122
   Interest expense ...................      1,609              1,586              4,556              4,852
                                         --------------------------------     -------------------------------
Total expenses ........................      1,609              3,936              4,556             11,284
                                         --------------------------------     -------------------------------
Loss before income taxes ..............     (1,609)            (3,936)            (4,556)           (11,284)
Income tax provision ..................          -                  -                  -                  -
                                         --------------------------------     -------------------------------
Net loss ..............................   $ (1,609)          $ (3,936)          $ (4,556)          $(11,284)
                                         --------------------------------     -------------------------------
                                         --------------------------------     -------------------------------


            See accompanying Notes to Condensed Financial Statements.

                    DIRECT BROADCASTING SATELLITE CORPORATION
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                                                         -------------------------------
                                                                                            1997               1998
                                                                                         -------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ..............................................................................   $ (4,556)          $(11,284)
Adjustments to reconcile net loss to net cash flows from operating activities:
   Depreciation and amortization ......................................................          -              6,122
   Interest on notes payable to ECC added to principal ................................      4,868              3,900
   Changes in current assets and current liabilities:
     Other current assets .............................................................         (7)              (186)
     Accounts payable and accrued expenses ............................................     (1,668)               223
                                                                                         -------------------------------
Net cash flows from operating activities ..............................................     (1,363)            (1,225)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for satellite systems under construction and other .......................    (16,611)                 -
                                                                                         -------------------------------
Net cash flows from investing activities ..............................................    (16,611)                 -

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates, net .........................................................     17,976              2,900
Repayment of other notes payable ......................................................          -             (1,629)
                                                                                         -------------------------------
Net cash flows from financing activities ..............................................     17,976              1,271

Net increase in cash and cash equivalents .............................................          2                 46
Cash and cash equivalents, beginning of period ........................................          1                  -
                                                                                         -------------------------------
Cash and cash equivalents, end of period ..............................................   $      3           $     46
                                                                                         -------------------------------
                                                                                         -------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Capitalized interest, including amounts due to affiliates .............................   $  7,944           $      -
Reclassification of satellite assets ..................................................          -             33,846
Accrued capital expenditures ..........................................................      1,000                  -
The  purchase  price  of  DBSC  was  "pushed-down"  by  EchoStar  Communications
   Corporation to DBSC as follows in the related purchase accounting:
     Satellite construction costs .....................................................     51,244                  -
     FCC authorization ................................................................     16,648                  -
     Notes payable to EchoStar, including accrued interest of $3,382 ..................    (49,382)                 -
     Trade accounts payable and accrued expenses ......................................     (1,687)                 -
     Other notes payable ..............................................................       (500)                 -
     Additional paid-in capital .......................................................    (16,323)                 -


            See accompanying Notes to Condensed Financial Statements.

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                    DIRECT BROADCASTING SATELLITE CORPORATION
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   ORGANIZATION AND BUSINESS ACTIVITIES

PRINCIPAL BUSINESS

     During 1994, EchoStar Communications Corporation ("ECC," and together with its subsidiaries, or referring to particular subsidiaries in certain circumstances, "EchoStar") acquired approximately 40% of the outstanding common stock of Direct Broadcasting Satellite Corporation ("Old DBSC"), a Delaware corporation. Old DBSC's principal assets included a Federal Communications Commission ("FCC") conditional satellite permit and specific orbital slot assignments for a total of 22 DBS frequencies. Through December 1996, EchoStar advanced Old DBSC a total of $46 million in the form of notes receivable to enable Old DBSC to make required payments under the EchoStar III construction contract. During January 1997, EchoStar consummated the merger of Old DBSC with a wholly-owned subsidiary of ECC ("DBSC" or the "Company"). This transaction was accounted for as a purchase and the excess of the purchase price over the fair value of Old DBSC's tangible assets was allocated to Old DBSC's FCC authorizations. Upon consummation of the Merger, Old DBSC ceased to exist.

     EchoStar is a publicly-traded company on the Nasdaq National Market and its operations include three interrelated business units:

     - THE DISH NETWORK - a direct broadcast satellite ("DBS") subscription television service in the United States. As of September 30, 1998, EchoStar had approximately 1.6 million DISH Network subscribers.

     - ECHOSTAR TECHNOLOGIES CORPORATION ("TECHNOLOGY") - engaged in the design, manufacture, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network ("EchoStar Receiver Systems"), and the design, manufacture and distribution of similar equipment for direct-to-home ("DTH") projects of others internationally, together with the provision of uplink center design, construction oversight and other project integration services for international DTH ventures.

     - SATELLITE SERVICES - engaged in the turn-key delivery of video, audio and data services to business television customers and other satellite users. These services may include satellite uplink services, satellite transponder space usage, billing, customer service and other services.

     Since 1994, EchoStar has deployed substantial resources to develop the "EchoStar DBS System." The EchoStar DBS System consists of EchoStar's FCC-allocated DBS spectrum, DBS satellites ("EchoStar I," "EchoStar II," "EchoStar III," and "EchoStar IV"), digital satellite receivers, digital broadcast operations center, customer service facilities, and other assets utilized in its operations. EchoStar's principal business strategy is to continue developing its subscription television service in the U.S. to provide consumers with a fully competitive alternative to cable television service.

2.   SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report filed as Exhibit 99.3 to EchoStar Satellite

                    DIRECT BROADCASTING SATELLITE CORPORATION
                 NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)

Broadcasting Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. Certain prior year amounts have been reclassified to conform with the current year presentation.

PURPOSE OF FINANCIAL STATEMENTS

     DBSC is not currently subject to the reporting requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"). However, pursuant to the terms of an indenture between ESBC and First Trust National Association dated March 25, 1996 (the "Indenture"), DBSC is required to provide quarterly and annual reports comparable to that which would have been required if DBSC were subject to the requirements of Section 13 or 15(d) of the Exchange Act. Since DBSC does not have a separate Commission File Number with the Securities and Exchange Commission, DBSC has made these financial statements, complete with Management's Narrative Analysis of Results of Operations, publicly available. These financial statements were prepared solely to comply with the reporting requirements under the Indenture. For further information, refer to the consolidated financial statements and footnotes thereto included in EchoStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards ("FAS") No. 130, "Reporting Comprehensive Income" ("FAS No. 130") effective as of the first quarter of 1998. FAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components, however it has no impact on the Company's net income or stockholder's equity. For the periods reported, the Company's comprehensive income is equal to its net income.

3.   SUBSEQUENT EVENTS

ECHOSTAR III DEVELOPMENTS

     During July 1998, EchoStar announced that certain of the electronic power converters ("EPC") on EchoStar's third DBS satellite, EchoStar III, were operating at higher than expected temperatures. In August 1998, Lockheed Martin, the satellite manufacturer, notified EchoStar that it had re-qualified the EPC's at the higher temperatures. As a result, EchoStar does not expect that this anomaly will have a material impact on EchoStar III's transmission capacity.

     During October 1998, Lockheed Martin advised EchoStar that EchoStar III had experienced an anomaly which, to date, has resulted in the loss of six TWTAs. The satellite is equipped with a total of 44 TWTAs. Only 11 TWTAs are necessary to fully utilize EchoStar's 11 frequencies at 61.5(degree) WL, where the satellite is located. While there has been no interruption of service for EchoStar customers and no interruption of service is expected, EchoStar is presently working with Lockheed Martin to investigate the cause and potential implications of the anomaly. Lockheed Martin has informally advised EchoStar that it is possible the anomaly may result in the loss of additional transponders in the future.

     As a result of the anomaly related to the TWTAs, EchoStar has instructed its broker to notify its insurance carriers of an occurrence under the terms of the EchoStar III launch insurance policy. The EchoStar III launch insurance policy provides for insurance of $219.3 million covering the period from launch of the satellite (October 5, 1997) through October 5, 1998. Under that policy, EchoStar has until early 1999 to file a claim for either a constructive total or partial loss. It may be several months before all of the data required in connection with the filing of a claim can

                    DIRECT BROADCASTING SATELLITE CORPORATION
                 NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)

be accumulated. Pending completion of the anomaly investigation, EchoStar has transitioned to a 60-day, $200 million in-orbit insurance policy on EchoStar III at standard industry rates. However, the policy contains an exclusion for future TWTA losses based on similar anomalies. As a result of the exclusion, and in the event that comprehensive coverage for similar TWTA anomalies is ultimately denied under the launch insurance policy, EchoStar could potentially experience uninsured losses of capacity on EchoStar III in the future, up to and including a total loss of capacity. While there can be no assurance, the Company and its insurers expect that in-orbit insurance can be procured on more traditional terms in the future if the anomaly investigation is satisfactorily concluded and no further failures occur in the interim.

     Based on information currently available, management has evaluated the potential financial statement impact of this satellite anomaly in accordance with its stated accounting policies. EchoStar has not completed its assessment of the impairment to EchoStar III, but currently believes that insurance proceeds will be sufficient to offset any write-down of satellite assets that may be required because of lost transmission capacity caused by this anomaly. However, no assurance can be provided as to the ultimate amount that may be received from the insurance claim, or that coverage will be available. EchoStar will continue to evaluate the performance of EchoStar III and may modify its loss assessment as new events or circumstances develop. EchoStar does not maintain insurance for lost profit opportunity.

ITEM 2. MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 1997.

     Direct Broadcasting Satellite Corporation ("DBSC") is the Federal Communications Commission ("FCC") licensee and owner of EchoStar III but has no operations as a stand-alone entity. EchoStar III is an integral part of the DISH Network and DBSC is dependent on EchoStar Communications Corporation ("ECC") and ECC's other subsidiaries for all necessary funding and all management and administrative functions. Depreciation on EchoStar III totaled $2 million for the three months ended September 30, 1998. EchoStar III was placed into service in January 1998. Interest expense totaled $2 million for the three months ended September 30, 1998 and 1997. Interest expense represents interest incurred on the notes payable to ECC.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997.

     Depreciation on EchoStar III totaled $6 million for the nine months ended September 30, 1998. Interest expense totaled $5 million for the nine months ended September 30, 1998 and 1997.